Exhibit 99.1

Preliminary Unaudited Financial Information for the Quarter Ended September 30, 2012 and

Certain other Information with Respect to the Company

This preliminary unaudited financial information for the quarter ended September 30, 2012, is derived from TransUnion Holding Company’s preliminary internal financial reports and is subject to revision based on the completion of our quarter-end accounting and financial reporting processes necessary to finalize financial statements as of and for the quarter ended September 30, 2012. There can be no assurance that final third quarter results will not differ materially from these estimated results when we report the final results for the quarter.

We have continued to experience revenue and earnings growth through the third quarter of 2012, driven by increased revenue in all segments. While we experienced increases in expenses, primarily related to labor and variable product costs, the most significant increase in operating expense was additional amortization expense resulting from the purchase accounting step-up in basis due to the acquisition of TransUnion Corp. by TransUnion Holding Company, Inc. on April 30, 2012. Based on preliminary internal financial information for the three months ending September 30, 2012, we anticipate that we will generate revenues in the range of $283 to $301 million, Adjusted Revenue in the range of $284 to $301 million, operating income in the range of $59 to $63 million, Adjusted EBITDA in the range of $103 to $109 million and Further Adjusted EBITDA in the range of $108 to $114 million. Assuming the mid-points of these ranges, we would have an increase of 9% in revenues, a decrease of 16% in operating income, an increase of 11% in Adjusted EBITDA and an increase of 12% in Further Adjusted EBITDA, compared to the TransUnion Corp. third quarter results of 2011. Excluding the year-over-year increase in depreciation and amortization, primarily related to purchase accounting, the mid-point for operating income for the third quarter 2012 increased 13% over the TransUnion Corp. results for the same period in 2011. The third quarter 2012 growth rates should not be considered indicative of the results that will be achieved for the remainder of the year. Because these preliminary results will be subject to further quarter-end closing adjustments, they could materially differ from, and should not be viewed as a substitute for, our quarterly financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed by our auditors.

We have not yet performed certain closing procedures or made certain recurring adjustments considered necessary for a fair presentation of net income attributable to TransUnion Holding Company, Inc., such as the final tax provision and certain other accrual adjustments. Therefore, we cannot provide a complete reconciliation of estimated Adjusted EBITDA and estimated Further Adjusted EBITDA to net income attributable to TransUnion Holding Company, Inc. for the three months ended September 30, 2012. See attached Schedule 1 for a reconciliation, assuming the mid-points of the above ranges, of revenue to Adjusted Revenue and a reconciliation of operating income to Adjusted EBITDA and Further Adjusted EBITDA for the three months ending September 30, 2012. Also, for further discussion regarding our definition of Adjusted EBITDA and an explanation of why we use Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Amendment No. 1 to our Form S-4 filed with the Securities and Exchange Commission on August 31, 2012.

Estimated cash and cash equivalents as of September 30, 2012, was $127.2 million. Estimated debt as of September 30, 2012, was $2,299.5 million, including a purchase accounting increase to fair value of $117.6 million on the Trans Union LLC senior notes due to the acquisition of TransUnion Corp. by TransUnion Holding Company, Inc. Adjusted Cash Interest Expense for the three months ending September 30, 2012, is expected to be in the range of $53 to $56 million. For a reconciliation of interest expense to Adjusted Cash Interest Expense, assuming the mid-point for the above range for the three months ending September 30, 2012, see attached Schedule 1. Concurrent with this release, the Company announced a consent solicitation in anticipation of issuing $400 million in new debt. The Company also plans to prepay $10 million of its existing term loan with available cash on hand. The cash and debt balances as of September 30, 2012, exclude the anticipated new debt and the prepayment of the term loan, but the calculation of Adjusted Cash Interest Expense includes the new debt and term loan payment.

Assuming the mid-points for the above ranges for the three months ending September 30, 2012, we would have revenue of $1,108.9 million, Adjusted Revenue of $1,117.3 million, operating income of $161.9 million, Adjusted EBITDA of $382.9 million, Further Adjusted EBITDA of $397.5 million and Adjusted Cash Interest Expense of $217.6 million for the trailing twelve months ending September 30, 2012. See attached Schedule 1 for the components of these trailing twelve month numbers and a reconciliation of revenue to Adjusted Revenue, a reconciliation of net income attributed to TransUnion Holding or TransUnion Corp. to Adjusted EBITDA and Further Adjusted EBITDA, and a reconciliation of interest expense to Adjusted Cash Interest Expense for prior periods.

The total amount available for distribution to us by TransUnion Corp. pursuant to Sections 4.07(a)(3) and (b)(9) of the restricted payments covenant contained in the indenture governing its 11 3/8% Senior Notes at June 30, 2012 was $149.8 million.

Adjusted Revenue represents revenue adjusted for revenue from certain acquisitions and purchase accounting. Further Adjusted EBITDA represents Adjusted EBITDA further adjusted for certain acquisition-related costs and other adjustments, including severance expense, purchase accounting adjustments and other miscellaneous adjustments.

Adjusted Revenue, Adjusted EBITDA and Further Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to operating income as indicators of operating performance. We believe that Adjusted Revenue, Adjusted EBITDA and Further Adjusted EBITDA are useful tools for investors and other users of our financial statements to help assess our ability to incur and service indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. Adjusted Revenue, Adjusted EBITDA and Further Adjusted EBITDA have limitations as analytical tools and you should not consider these measures in isolation from, or as a substitute for, analysis of our financial information reported under GAAP.

Adjusted Cash Interest Expense represents cash paid for interest expense adjusted to give effect to the acquisition of TransUnion Corp. by TransUnion Holding Company, Inc. and the related financings (the “2012 Change in Control Transaction”) and the new debt offering anticipated by the consent solicitation announced concurrent with this release as if they had occurred on July 1, 2011, excluding amortization of debt financing costs, amortization of the fair value purchase accounting adjustment to the TransUnion LLC senior notes and imputed non-cash interest on a foreign cash loan (the “RFC loan”). We believe that Adjusted Cash Interest Expense is a useful tool for investors and other users of our financial statements in assessing our ability to service our indebtedness. Adjusted Cash Interest Expense is not a measure of our actual interest expense under GAAP and should not be considered as an alternative to interest expense. Adjusted Cash Interest Expense has limitations as an analytical tool because it may not reflect the actual interest rates on the indebtedness to be incurred in connection with the new debt offering, which could vary materially from the assumed interest rates used to calculate Adjusted Cash Interest Expense. For a reconciliation of Adjusted Cash Interest Expense to the most directly comparable GAAP financial measure, interest expense, see attached Schedule 1.

TransUnion Holding Company, Inc. and TransUnion Corp.

Reconciliation of non GAAP Measures for Combined Results

Schedule 1:

	TransUnion Corp. Predecessor Quarter Ended September 30, 2011	TransUnion Corp. Predecessor Quarter Ended December 31, 2011	TransUnion Corp. Predecessor and Successor Combined Six Months Ended June 30, 2012	TransUnion Holding Date of Inception Through June 30, 2012	TransUnion Corp. and TransUnion Holding Combined Six Months Ended June 30, 2012
Reconciliation of revenue to Adjusted Revenue:
Revenue as reported	$267.6	$253.0	$563.9	$—	$563.9
Estimated pre-acquisition revenue(1)	6.4	6.1	1.3	—	1.3
Purchase accounting deferred revenue fair value adjustment(2)	—	—	0.5	—	0.5

Adjusted Revenue	$274.0	$259.1	$565.7	$—	$565.7

Reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA and Further Adjusted EBITDA:
Net income attributable to TransUnion Holding or TransUnion Corp.	$27.1	$16.3	$(45.3)	$(21.6)	$(66.9)
Net interest expense	30.4	31.3	58.2	16.4	74.6
Income tax provision (benefit)	11.6	12.8	(3.2)	(10.5)	(13.7)
Depreciation and amortization (3)	21.4	20.7	58.2	—	58.2
Stock-based compensation	1.0	1.1	2.0	—	2.0
Other (income) and expense(4)	4.2	4.4	30.3	15.1	45.4
Adjustments(5)	—	—	90.3	0.4	90.7

Adjusted EBITDA	$95.7	$86.6	$190.5	$(0.2)	$190.3
Acquisition-related EBITDA(1)	1.5	1.4	1.6	—	1.6
Other adjustments(6)	1.8	2.6	4.0	—	4.0

Further Adjusted EBITDA	$99.0	$90.6	$196.1	$(0.2)	$195.9

Reconciliation of interest expense to Adjusted Cash Interest Expense:
Interest expense from income statement	$30.6	$31.5	$58.9	$16.4	$75.3
Less amortization of debt financing costs included in historical interest expense	(0.8)	(0.8)	(1.2)	(0.5)	(1.7)
Less interest on RFC loan paid off in conjunction with 2012 Change in Control Transaction	(0.3)	(0.3)	(0.3)	—	(0.3)
Less pro forma interest on $10 million term loan paydown(7)	(0.1)	(0.1)	(0.2)	—	(0.2)
Add TransUnion Corp. bond purchase accounting fair value adjustment amortized to interest expense(8)	—	—	2.6	—	2.6
Add additional pro forma interest on original TransUnion Holding notes(9)	14.4	14.4	13.0	—	13.0
Add additional pro forma interest on term loan spread increase(10)	1.8	1.8	2.4	—	2.4
Add pro forma interest on new TransUnion Holding notes being offered(11)	8.5	8.5	17.0	—	17.0

Adjusted Cash Interest Expense	$54.1	$55.0	$92.2	$15.9	$108.1

The following reconciliations use the mid-point of the ranges disclosed in this release:

TransUnion Holding Midpoint Estimate Quarter Ended September 30, 2012
Reconciliation of estimated revenue to estimated Adjusted Revenue:
Estimated revenue—midpoint	$292.0
Estimated purchase accounting deferred revenue fair value adjustment(2)	0.5

Adjusted Revenue	$292.5

Reconciliation of estimated operating income to estimated Adjusted EBITDA and estimated Further Adjusted EBITDA:
Estimated operating income—midpoint	$61.0
Estimated depreciation and amortization(3)	43.0
Estimated stock-based compensation	1.0
Estimated earnings from equity method investments	3.0
Estimated income attributable to noncontrolling interests	(2.0)

Adjusted EBITDA	$106.0
Acquisition-related EBITDA(1)	1.0
Other adjustments(6)	4.0

Further Adjusted EBITDA	$111.0

Reconciliation of estimated interest expense to estimated Adjusted Cash Interest Expense:
Estimated interest expense—midpoint	$42.5
Less estimated amortization of debt financing costs included in historical interest expense	(0.5)
Less pro forma interest on $10 million term loan paydown(7)	—
Add TransUnion Corp. bond purchase accounting fair value adjustment amortized to interest expense(8)	4.0
Add additional pro forma interest on original TransUnion Holding notes(9)	—
Add additional pro forma interest on term loan spread increase(10)	—
Add pro forma interest on new TransUnion Holding notes being offered(11)	8.5

Adjusted Cash Interest Expense	$54.5

(1)

Represents the estimated additional revenue and EBITDA that would have been included in our consolidated results had we purchased our interests in Financial Healthcare Systems, LLC (“FHS”), Crivo Sistemas em Informatica S.A. (“Crivo”) and Credit Reference Bureau (Holdings) Limited (“CRB”) on July 1, 2011, and additional EBITDA from post-acquisition integration costs added back to Further Adjusted EBITDA. FHS was acquired on October 13, 2011, Crivo was acquired on December 28, 2011, and CRB was acquired on May 29, 2012.

(2)

Deferred revenue was revalued at fair value in connection with the 2012 Change in Control Transaction, resulting in a decrease to the revenue recognized in subsequent periods. The adjustments above are to add back the decrease to revenue from the purchase accounting fair value adjustments.

(3)

For periods subsequent to the April 30, 2012, includes additional depreciation and amortization recorded as a result of the fair value basis adjustments to the tangible and intangible assets made in connection with the 2012 Change in Control Transaction.

(4)

Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the six months ended June 30, 2012, TransUnion Corp.’s other income and expense included $26.1 million of acquisition-related expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. From the date of inception through June 30, 2012, TransUnion Holding’s other income and expense included $15.4 million of acquisition-related expenses for the 2012 Change in Control Transaction.

(5)

For the six months ended June 30, 2012, adjustments consist of $90.7 million of accelerated stock-based compensation and related expense as a result of the 2012 Change in Control Transaction for the combined entities.

(6)	Represents other adjustments including severance expense, purchase accounting adjustments and other miscellaneous adjustments.
(7)	The adjustments above reflect less interest we would have recorded had we paid down our term loan by $10 million on July 1, 2011.
(8)

The TransUnion Corp. bonds were revalued at fair value in connection with the 2012 Change in Control Transaction, with the corresponding increase to the carrying value of the bonds amortized to interest expense. The adjustments above are to add back the decrease in interest expense resulting from amortizing the bond fair value adjustment.

(9)	The original TransUnion Holding notes were issued on March 21, 2012. The adjustments above reflect the additional interest that we would have recorded had the bonds been issued on July 1, 2011.
(10)

In connection with the 2012 Change in Control Transaction, the senior secured credit facility was amended to increase the applicable margin on the term loan by 75 basis points. The adjustments above reflect the additional interest that we would have recorded had the term loan been amended on July 1, 2011.

(11)	The adjustments above reflect additional interest that we would have recorded had we issued $400 million of new PIK toggle notes with an interest rate of 8.5% on July 1, 2011.